TEMPUR-PEDIC ANNOUNCES ACQUISITION OF CANADIAN DISTRIBUTOR

- Expects Transaction To Be Modestly Accretive in 2010

LEXINGTON, KY, April 5, 2010 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced it had acquired its Canadian distributor, Tempur Canada, Inc.

Tempur Canada has become a wholly-owned subsidiary and will continue to provide the Canadian market with products from Tempur-Pedic. In 2009, Tempur-Pedic International reported net sales of approximately $9 million to Tempur Canada.

Chief Executive Officer Mark Sarvary commented, “Prior to the acquisition, Canada was the largest bedding market where we were represented by a third party distributor. The Canadian market is large and our share is relatively low. Tempur Canada has done a tremendous job of developing this market and has positioned the Tempur-Pedic brand for increased investment. We are committed to growing Canadian market share, and so we will increase our investments in advertising and sales initiatives which over time we believe will drive significant sales and earnings growth.”

The acquisition follows similar transactions in Austria, Australia, China and New Zealand over the last four years.

Mr. Sarvary added, “We are pleased with the results we have experienced in driving sales growth and improved profitability from recently acquired markets. In 2010, we expect the Canadian acquisition will be modestly accretive to earnings.”

The acquisition was effected through the Company's Dan-Foam ApS subsidiary, which is the Company's primary foreign subsidiary and holds the Company's interests in markets outside the U.S. The transaction closed on April 1, 2010. Financial terms were not disclosed. The Company intends to update its financial guidance when it announces its first quarter 2010 results on April 20, 2010.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations for building on its 2009 performance in 2010, and for net sales and earnings per share for 2010. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s domestic retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Senior Vice President
Tempur-Pedic International
800-805-3635